EXHIBIT 99.1
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Lifeway Foods Announces Death of President Michael Smolyansky; Board Appoints
Julie Smolyansky as Successor

Updated: Tuesday, June 11, 2002 10:03 AM ET

MORTON GROVE, Ill.--(BUSINESS WIRE)--June 11, 2002--Lifeway Foods, Inc. (Nasdaq:
LWAY, news, msgs), a leading manufacturer of kefir and other cultured dairy products, announced today that company founder and president Michael Smolyansky died Sunday of a heart attack at the age of 55. Julie Smolyansky, the founder's daughter and the company's director of sales and marketing, was appointed president, CEO and treasurer at a special board of directors meeting late Monday.

Ms. Smolyansky was also named to the board of directors to fill a vacancy left by her father's death.

Valeriy Nikolenko, company secretary and vice president in charge of production, will continue to oversee the day-to-day manufacturing operations.

Julie Smolyansky joined Lifeway in 1997 and has implemented new marketing, advertising and public relations campaigns that have contributed significantly to the company's growth. She has also played a key role in new product introductions. She is a graduate of the University of Illinois and is currently pursuing a M.B.A. at the Stuart Graduate School of Business at the Illinois Institute of Technology.

Lifeway is a manufacturer of cultured, probiotic and functional food products in the health food industry, and is America's leading supplier of the cultured dairy product known as kefir. The Company markets 12 flavors of kefir and does a successful business exporting its products to Canada. The Company also participates in the organic and soy markets with Lifeway Organic(TM), Organic Kefir and Kefir Cheese, and America's first non-dairy soy kefir called SoyTreat(TM).

This press release contains forward-looking statements. Investors are cautioned that actual results may differ materially from such forward-looking statements. Forward-looking statements involve risk and uncertainties including, but not limited to, competitive pressures and other important factors detailed in the Company's reports filed with the Securities and Exchange Commission.



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